Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:
Patsy Barich, Double Forte
415-848-8104
pbarich@double-forte.com

PEET’S COFFEE & TEA, INC. APPOINTS TED W. HALL TO BOARD OF DIRECTORS

EMERYVILLE, Calif. - October 7, 2008 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET), the premier specialty coffee and tea company in the U.S., announced that Ted W. Hall has been appointed to its Board of Directors.

Hall is an entrepreneur and business leader with extensive operating and consulting experience in technology-related businesses, professional services, financial services, and natural resources. He has also served on the boards of several companies with industry-leading consumer brands.

For more than 27 years Hall served as a leader and operating manager of McKinsey & Company, a leading global consulting firm. He was Managing Partner of the firm's San Francisco office before assuming significant worldwide responsibilities for the firm. For 12 years he served as an elected member of the Shareholders Committee, which is McKinsey's Board of Directors.

During his tenure with McKinsey, Hall worked with chief executives and boards of directors of Fortune 50-size companies around the world in the areas of strategy and organization. A leading thinker on microeconomics and business, he has spoken and written about the evolving global economy in many venues such as the annual World Economic Forum, the State of the World Forum, the Commission on Globalization, and the Wall Street Journal.

Hall is currently a general partner of Long Meadow Ranch and President of Long Meadow Ranch Winery in Napa Valley as well as Managing Director of Mayacamas Associates, a consulting firm. Hall serves as a director of Dolby Laboratories, Inc. and as a director of Williams-Sonoma, Inc. Hall is also a former Chairman of the Board of The Robert Mondavi Corporation, a global producer of fine wines.

Hall holds a bachelor's degree in electrical engineering from Princeton University and a master's degree in business administration from Stanford University. He has served on the boards of directors of a wide range of educational and civic organizations.

“We are delighted to have Ted join the Peet’s Board,” said Patrick O’Dea, President and Chief Executive Officer of Peet’s Coffee & Tea, Inc. “His extensive knowledge and experience developed over 27 years with McKinsey, along with his work with other premier consumer brands, will serve the company well.”

ABOUT PEET’S COFFEE & TEA, INC.
Peet’s Coffee & Tea, Inc. (PEET), is the premier specialty coffee and tea company in the United States. Peet’s buys the highest quality beans in the world, artisan roasts every bean by hand to order, and delivers all of its coffee quickly for superior freshness no matter where it is sold. Founded in 1966 in Berkeley, Calif., by Alfred Peet, who is widely recognized as the grandfather of specialty coffee in the U.S., Peet’s has a rapidly growing, passionate customer following that seeks out Peet’s coffees wherever they go. Peet’s is committed to strategically growing its business through many channels without compromising the extraordinary quality of its coffee. For more information about Peet’s Coffee & Tea, Inc. visit www.peets.com.

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